Exhibit 99
Press Release dated
November 15, 2005

     Future Fuels, Inc. Receives Approval for $84 million in Bond Financing from New Jersey Economic Development Authority

Washington, D.C., November 15, 2005 (PRIMEZONE) Future Fuels, Inc. (FFI), a subsidiary of Nuclear Solutions, Inc. (OTCBB:NSOL), announced today that is has received preliminary approval for $84 million in tax-exempt bond financing by the New Jersey Economic Development Authority (NJEDA), subject to the statutory 10 day review period by the Governor's office, for the construction of the first-of-its-kind 52 million gallon waste-to-ethanol production facility in Toms River, New Jersey. Such financing will be used for the facility's design, construction, and initial start-up operations.

"The financing stage has now been set for FFI to move closer toward the construction of its first waste-to-ethanol conversion facility," states FFI President Jack Young. "The unanimous approval by the NJEDA Board marks a major milestone, enabling us to finance the development of this facility through the use of tax free municipal bonds. Our success in obtaining NJEDA's approval speaks to FFI's commitment to bring our facility to fruition expeditiously. We can now move ahead with a number of due diligence steps, including underwriting to secure financing through the issuance of bonds. The NJEDA approval clearly demonstrates support for our plans to convert waste products into clean-burning ethanol. This "green" production process will meet growing demand for alternative fuels while simultaneously diverting waste from landfills and safeguarding the environment."

President and CEO of Nuclear Solutions, Inc. Patrick Herda adds, "I am very proud of the methodical approach and tremendous effort put forth by the FFI team to assemble and present a successful bond application to the NJEDA. I am particularly impressed with the professionalism and dedication to excellence demonstrated by the FFI team in reaching this accomplishment. This project has a sound support base that includes a favorable recommendation from the New Jersey Department of Environmental Protection and the approval by the NJEDA for the bond financing. These indicate a significant show of confidence in the project by the state of New Jersey and lends considerable credibility to what is underway."

Last week, FFI entered into a lease agreement to develop an approximate six-acre site in Toms River, New Jersey for its proposed waste-to-ethanol production facility. Along with the lease agreement, it secured access to pre-approved state and local environmental permits to operate the facility as well as an on-site, immediately available source of feedstock suitable for conversion into ethanol. This source of feedstock is immune from fluctuating weather conditions, seasonality and transportation logistics that typically affect the supply and costs of feedstock. In addition to securing land, permits and feedstock, obtaining $84 million in bond financing is the next step forward in the waste-to-ethanol production facility's development and is a driving factor in the execution of FFI's business model.

Future Fuels, Inc., a subsidiary of Nuclear Solutions, Inc., focuses on implementing technology to transform low-value, end-of-life carbonaceous waste materials such as waste coal, used tires, wood wastes, raw sewage, discarded corn stalks, and other agricultural byproducts into high-value, environmentally-friendly, clean-burning ethanol. Future Fuels, Inc.'s operations and financial results will be reported on a consolidated basis within Nuclear Solutions, Inc.'s public filings. Contact 202-536-4653 for more information about Future Fuels, Inc.

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                                   DISCLAIMER

         The matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties such as our plans, objectives, expectations, and intentions. You can identify these forward-looking statements by our use of words such as "what is proposed to be," "first-of-its-kind," "will be used," "to move closer," "since," "must be taken," "seemingly indicates," "demonstrates support," "will meet,"" to bring," " indicates," "lends," "is another," "moves ahead in bringing together," "entered into," "proposed," "another step forward," "ongoing," and similar words or phrases. Some of these statements include discussions regarding our future business strategy and our ability to generate revenue, income and cash flow.

         With regards to forward-looking statements on the proposed waste-to-ethanol facility, a facility like this has never before been constructed nor operated and there are inherent risks associated with the establishment of such new operations. There could be unexpected problems or delays in the funding, construction and operation of the facility. There is no guarantee that we will be successful in raising the capital required for this project through the issuance of the tax-free bonds discussed herein. While we believe that the appropriate technologies for waste-to-ethanol conversion are commercially available, we cannot guarantee that commercially available technologies will be suitable for producing ethanol in the proposed Future Fuels, Inc. facility.

         Overall, actual future results for Nuclear Solutions, Inc., and its subsidiary Future Fuels, Inc., could differ significantly from statements contained in the press release. Factors that could adversely affect actual results and performance include, among others, the companies' limited operating history, dependence on key management, financing requirements, technical difficulties commercializing any projects, government regulation, technological change, and competition. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Additionally, patent pending status or licensing does not guarantee that a patent will issue or that the technology will be commercially successful. Accordingly, reference should be made to Nuclear Solutions, Inc.'s periodic filings with the U.S. Securities and Exchange Commission, also available through the web site at www.nuclearsolutions.com.